FOR IMMEDIATE RELEASE         Contact:  Genesis Energy, L.P.
                                        Ross A Benavides
                                        Chief Financial Officer
                                        (713) 860-2528



     GENESIS ENERGY, L.P. RECEIVES NEW $130 MILLION REVOLVING
     CREDIT FACILITY AND SUSPENDS FOURTH QUARTER DISTRIBUTION


       December 28, 2001--Genesis Energy, L.P. (AMEX:GEL) announced today that it entered into a two-year $130,000,000 Senior Secured Revolving Credit Facility ("Facility") with Citicorp North
America, Inc. ("CNAI"). CNAI is an affiliate of Salomon Smith Barney Inc., the owner of the general partner of Genesis. As previously announced, the Facility will be used to refinance existing obligations and for general operational purposes. Of the total, $25,000,000 will be available in the form of loans for working capital. The Facility replaces the current $100,000,000 master credit support agreement with Salomon Smith Barney and the $25,000,000 working capital facility.

       The Facility contains provisions that prohibit distributions to Genesis' limited partners unless specific financial thresholds are met. The terms of the Facility prohibit Genesis from making distributions to its unitholders unless its borrowing base exceeds its usage of the facility plus the amount of the quarterly distribution by at least $20,000,000 for each day of the fiscal quarter immediately preceding the declaration date of the distribution. Due to increased demand by counterparties for credit support as a result of Enron-related events, Genesis did not meet the financial threshold required under the Facility for the fourth quarter of 2001 and will not be making the distribution scheduled to be paid on February 14, 2002.

       "We are pleased to have obtained the two-year $130,000,000 Senior Secured Revolving Credit Facility with CNAI," said Mark Gorman, President and CEO of Genesis. "Unfortunately, credit requirements in the energy industry have changed following Enron's financial collapse. As a result, we must take action to increase Genesis' working capital and strengthen its balance sheet. While it is currently unclear when we will be able to resume quarterly distributions to our unitholders, we are committed to doing so as quickly as possible."

       Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and Oklahoma.

       This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, its goals may not be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, ability to make acquisitions, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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